ALBERT WONG & CO.
CERTIFIED PUBLIC ACCOUNTANTS
7th Floor, Nan Dao Commercial Building
359-361 Queen’s Road Central
Hong Kong
Tel : 2851 7954
Fax: 2545 4086

ALBERT WONG
B.Soc., Sc., ACA., LL.B.,  C.P.A.(Practising)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:  The Board of Directors of
Yanglin Soybean Inc.

We hereby consent to the use of our report dated May 14, 2009, with respect to the financial statements of Yanglin Soybean, Inc. for the periods ended March 31, 2009 and 2008 on Form S-1 Amendment No.  6 (Registration Statement No. 333-150822) to be filed on or about May 29, 2009. We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

Hong Kong, China	Albert Wong & Co.
May 28, 2009	Certified Public Accountants